                                                                   Exhibit 99.1


FOR:  IMMEDIATE RELEASE
CONTACT:  Edward P. Norris
          Chief Financial Officer
          (203) 356-9000



                      AMERICAN MAIZE REPORTS 21% INCREASE
                          IN THIRD QUARTER NET INCOME


     Stamford, CT -- American Maize-Products Company (ASE-AZE) today reported net income of $11,445,000, or $1.09 per share, for the third quarter of 1995 compared to $9,478,000, or $.92 per share, for the quarter ended September 30, 1994. Net sales decreased slightly from $163,409,000 in 1994 to $162,588,000 in the current quarter.

     The increase in quarterly results was primarily due to higher sales volumes and prices for tobacco products. Operating profits for the Company's corn business were slightly lower year to year, due primarily to lower selling prices and margins for corn sweeteners.

     For the nine months ended September 30, 1995, the Company reported net income of $30,555,000, or $2.93 per share, compared to $16,261,000, or $1.59 per share, in 1994. Net income for the first nine months of 1994 included a charge for ongoing patent infringement litigation of $2,600,000, or $.25 per share, and charges related to a plant consolidation and restructuring of the Company's tobacco businesses of $3,294,000, or $.32 per share.

     As previously announced, the Company entered into a definitive merger agreement with Eridania Beghin-Say, S.A. on July 26, 1995, providing for the acquisition of American Maize by Eridania in a merger transaction at a purchase price of $40 per share. A meeting of American Maize shareholders will be held on November 6, 1995 to vote on the merger.

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American Maize-Products Company
Third Quarter
Statement of Income


(In Thousands, Except                    Three months ended        Nine months ended
Per Share Amounts)                         September 30,             September 30,
---------------------------------------------------------------------------------------
                                         1995         1994         1995         1994
---------------------------------------------------------------------------------------
Net sales                              $162,588     $163,409     $462,028     $462,189
---------------------------------------------------------------------------------------
Income before income taxes             $ 17,971     $ 15,481     $ 47,976     $ 26,973
Income taxes                           $  6,526     $  6,003     $ 17,421     $ 10,712
---------------------------------------------------------------------------------------
Net income                             $ 11,445     $  9,478     $ 30,555     $ 16,261 (A)
---------------------------------------------------------------------------------------
Earnings per share of common stock
     Net income                         $1.09         $.92         $2.93       $1.59 (A)
                                        -----         ----         -----       -----
Weighted average number of common
 shares outstanding                   10,481,740   10,251,325   10,428,799   10,239,182
                                      ----------   ----------   ----------   ----------

(A) Reflects a charge of $2,600,000, or $.25 per share, related to the establishment of a reserve for ongoing patent infringement litigation and a charge of $3,294,000, or $.32 per share, related to a plant consolidation and restructuring of the Company's tobacco businesses.

                                       6